Filed Pursuant to Rule 433

Registration No. 333-228364-03

*Full Pricing* $1.002+BLN Santander Drive Auto Receivables Trust (SDART) 2019-2

Joint Bookrunners : Citi (Str), BNP Paribas, and RBC Capital Markets

Co-Managers : Barclays, Deutsche Bank, and Santander

- Anticipated Capital Structure -

CLASS	QTY/$MM	WAL	MDY/FTCH	L.FIN	BENCH	SPRD	CPN	YIELD%	$PRICE
=====================================================================================================================================
A-1	165.300	0.19	P-1/F1+	5/15/20	IntL	+6	2.56162	2.56162%	100.00000
A-2	260.000	0.80	Aaa/AAA	7/15/22	EDSF	+19	2.63	2.654%	99.99257
A-3	143.790	1.55	Aaa/AAA	5/15/23	EDSF	+28	2.59	2.607%	99.99556
B	128.280	2.11	Aa1/AA	1/16/24	ISWAPS	+55	2.79	2.814%	99.98440
C	160.930	2.78	Aa2/A	10/15/24	ISWAPS	+70	2.90	2.921%	99.99104
D	144.610	3.63	Baa1/BBB	7/15/25	ISWAPS	+105	3.22	3.250%	99.97198
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TRANSACTION DETAILS

* Offered Size : $1.002+BLN (No Grow)

* Registration : Public / SEC Registered

* Settle : 5/22/19

* First Pay : 6/17/19

* Expected Ratings : Moody’s and Fitch

* Min Denoms : $1k x $1k

* ERISA Eligible : Yes

* Expected Timing : Priced

* B&D : Citi

AVAILABLE INVESTOR INFORMATION

* Preliminary Prospectus
* Ratings FWP
* Intex CDI
* Intexnet Dealname: xSDAR1902	Password: J29J
* https://dealroadshow.finsight.com/	Passcode: SDART192

CUSIPS / ISINS

Class A-1: 80286G AA9 / US80286GAA94

Class A-2: 80286G AB7 / US80286GAB77

Class A-3: 80286G AD3 / US80286GAD34

Class B : 80286G AE1 / US80286GAE17

Class C : 80286G AF8 / US80286GAF81

Class D : 80286G AG6 / US80286GAG64

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.